SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

    [x ] Preliminary Proxy Statement
    [x ] Confidential, for Use of the Commission Only
		(as permitted by Rule 14a-6(e)(2))
    [  ]  Definitive Proxy Statement
    [  ]  Definitive Additional Materials
    [  ]  Soliciting Material Pursuant to 240.14a-11(c)
		or 240.14a-12

     ...........Navarre-500 Building Associates..........
		 (Name of Registrant as Specified In Its Charter)

	............................................................
  ...............................................
		    (Name of Person(s) Filing Proxy Statement if
			   other than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  [  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii),
		14a-6(i)(1), 14a-6(i)(2) or tem 22(a)(2) of
	Schedule 14A.
  [  ]  $500 per each party to the controversy pursuant to
	Exchange Act Rule 14a-6(i)(3).
  [xx]  Fee computed on table below per Exchange Act Rules
	 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies: Participations
      2)  Aggregate number of securities to which
	transaction applies:  [____]
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
	Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The fee is equal to 1/50th of 1% of the assumed fair market value of the Property, which is presumed to be the aggregate of the cash to be received by the Registrant.

      4)   Proposed maximum aggregate value of transaction:
	 [$_____]

      5)   Total fee paid:  $8,000

  [  ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule as Registration Statement No.:

      3) Filing Party:

      4) Date Filed:









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                Navarre 500 Building Associates
                   c/o Wien & Malkin LLP
                60 East 42nd Street 48th Floor
                New York, New York   10165-0015
                  Telephone (212) 687-8700
                  Telecopier (212) 986-7679

                                                                4/28/99

                                                         April ___, 1999


To:  Participants in Navarre-500 Building Associates
     ("Associates")

        I am writing to request (a) your consent to the sale of Associates' Leasehold (the "Leasehold") of the property known as 500 Seventh Avenue, 512 Seventh Avenue, and 228 West 38th Street in New York City (the "Property") pursuant to a joint sale and allocation program with the net sublessee of the Property and (b) your agreement to payment of incentive compensation to Wien & Malkin LLP in the event of a sale.

                       BACKGROUND

        Lawrence A. Wien formed Associates in 1958 to purchase the Leasehold for $3,200,000, subject to a net sublease to 500-512 Seventh Avenue Associates (the "Lessee"). Since then, all the Agents serving as partners in Associates on behalf of the Participants have been partners in Wien & Malkin LLP, including Mr. Wien until his death in 1988. I continue to serve as an Agent. Wien & Malkin LLP has served as supervisor and counsel to both Associates and the Lessee from inception.

        Prior to forming Associates, Mr. Wien formed the Lessee as the net operating sublessee of the Property. The Lessee initially consisted primarily of certain Wien & Malkin LLP partners, their family members, and officers of Helmsley-Spear, Inc. I own a 1.477% beneficial interest in the Lessee, and my family and I own 2.793% of the participations in Associates. The Lessee is current in all its obligations to Associates.

			SALE PROGRAM

        The enclosed Statement describes the rise in the New
York City real estate sale market, the decline in garment industry demand for space in the Garment Center, and the resulting rationale for sale of the Leasehold in cooperation with the Lessee. Currently, the Property is experiencing vacancies as a showroom building and is not competitive with other buildings for general office tenants. I believe that a comprehensive redevelopment is required to make the Property competitive. Such a redevelopment would involve speculative investment risks which Mr. Wien believed, and I continue to believe, are not appropriate for the Participants who invested in, and expected to participate in, a passive investment.


























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        Sale prices for buildings in the Garment Center have
been strengthened generally by the rise in the Manhattan market, the major new investments made by entertainment, communications and financial companies in the nearby Times Square and Penn Station office districts, the shortage of space in these adjacent areas, and the redevelopment of Garment Center buildings for office use. The Lessee is concurrently soliciting authorization from its partners for sale of its interest in the Property on the condition that Associates join in the sale. The Lessee's action is based on its expectation that sale of the combined interests would command a premium for both Associates and the Lessee. As a result, Associates may have the opportunity to join with the Lessee for sale at an optimal price for both.

        If the Lessee joins with Associates in a sale, the net sale proceeds would be divided between Associates and the Lessee in accord with an allocation determined by Cushman & Wakefield, a recognized independent expert, as specified in the Statement.
The Statement contains examples of the allocation of sale proceeds in accord with this allocation. See Section IV.D. of the Statement entitled Potential Conflicts of Interest. The Agents will not proceed with the sale unless the amount available per distribution to the Participants will be at least five times the original cash investment.

        Subject to approval of the sale by the Participants, the Agents and the Lessee have engaged Eastdil Realty Company, L.L.C., a leading independent real estate brokerage firm, to conduct a thorough marketing program for the joint sale by Associates and the Lessee. Wien & Malkin LLP will continue as supervisor and counsel to Associates to help assure an optimal sale result and will represent Associates, as well as the Lessee, in connection with the sale. Monthly distributions to Participants are expected to continue until any authorized sale is concluded.

                INCENTIVE COMPENSATION

        Wien & Malkin LLP has supervised this investment from its creation in 1958 and has developed the program for marketing the joint sale with the Lessee. As previously approved by the Participants, Wien & Malkin LLP receives from Associates (a) an annual supervisory fee of $40,000 for its supervisory services, from which it also pays Associates' accounting fees and other disbursements, and (b) incentive compensation equal to 10% of all distributions to Participants in any year after the Participants have received distributions in that year equal to 23% of the original investment. Incentive compensation was last paid for the lease year ending in June 1997.

        In performing its calculations to determine the allocation between Associates and the Lessee, Cushman & Wakefield independently determined the value attributable to Wien & Malkin
LLP's supervisory interest. In lieu of the existing formula for


incentive compensation, I recommend that each Participant voluntarily, and only as to his or her own distributions, agree that Wien & Malkin LLP should receive the share of sale distributions determined by Cushman & Wakefield, as specified in the Statement as the sole incentive compensation to Wien &
Malkin LLP on sale.

                        CONSENT PROCEDURES

        The consent of all Participants is required to authorize the sale program. However, to assure that a small minority cannot frustrate the will of the great majority, upon receipt of consent from 80% in interest of an Agent's group, the Participating Agreement authorizes the Agent to purchase for $683 per $10,000 of original investment the interest of any Participant who withholds consent 10 days after written advice that the 80% threshold has been achieved. Each Agent presently intends to purchase the interest of any non-consenting Participant in his group once the 80% threshold is achieved.
This purchase provision does not apply to the proposal for Wien & Malkin LLP incentive compensation, as to which each consent is to be an individual decision.

        Enclosed are (a) the Statement, detailing the sale program and including financial reports, and (b) a colored Consent and Agreement Form. Each Participant should review the Statement before signing and returning the Consent and Agreement Form.

        Consent and Agreement Forms which are signed and returned without a choice indicated will constitute a consent to the sale program and an agreement to the incentive compensation and will be binding on each Participant as if such Participant had actually indicated that choice.

                        SUMMARY

        Based upon current market conditions, the Agents believe that the sale program outlined in the Statement is the best course in the current situation and that such sale will result in a distribution to the Participants of more than five times the original investment. Therefore, I urge your consent to the sale program and your agreement to the incentive compensation.





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        If you have any question, please contact any partner
in Wien & Malkin LLP, by mail at 60 East 42nd Street, New York,
New York 10165, by telephone at 212-687-8700, or by telecopier at 212-986-7679.

					Sincerely,



                                        Peter L. Malkin



Enclosure

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ENCLOSED COLORED
COPY OF THE CONSENT AND AGREEMENT.  A SIGNED CONSENT AND
AGREEMENT FORM WHICH IS RETURNED WITHOUT AN INDICATED CHOICE WILL
CONSTITUTE A BINDING AFFIRMATIVE CONSENT AND AGREEMENT.  ONCE
GIVEN, CONSENT AND AGREEMENT MAY NOT BE REVOKED


















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